Exhibit 99.1

Management’s Discussion and Analysis of Results of Operations and Financial Condition

Index

Management’s Discussion and Analysis of Results of Operations and Financial Condition

Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes presented in Exhibit 99.2 of this Form 8-K.  The information contained herein in the Exhibit is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements from year to year, the primary factors that accounted for those changes, any known trends or uncertainties that we are aware of that may have a material impact on our future performance, as well as how certain accounting principles affect our consolidated financial statements.

We evaluate our performance and allocate resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. We do not derive revenue from, or have assets located in foreign countries, nor do we derive revenues from any single customer that represents 10% or more of our total revenues.

Overview

Navistar Financial Corporation was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of Navistar, Inc. (formerly known as International Truck and Engine Corporation  “International”), which is a wholly-owned subsidiary of Navistar International Corporation (“Navistar” or "NIC").  As used herein, “us,” “we,” “our” or “NFC” refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires.  NFC is a commercial financing organization that provides retail, wholesale and lease financing of products sold by International and its dealers within the United States.  NFC also finances wholesale accounts and selected retail accounts receivable of International.  Sales of new products (including trailers) of other manufacturers are also financed regardless of whether they are designed or customarily sold for use with International’s truck products.

Guarantees

NFC periodically guarantees the outstanding debt of affiliates.  The guarantees allow for diversification of funding sources for the affiliates.  As of October 31, 2006, we had numerous guarantees related to Navistar's three Mexican finance subsidiaries, Navistar Financial, S.A. de C.V. SOFOM E.N.R. (“NF”), Arrendadora Financiera Navistar, S.A. de C.V. SOFOM E.N.R. (“Arrendadora”) and Navistar Comercial S.A. de C.V. As of October 31, 2006, our maximum exposure under these guarantees is the total amount of debt outstanding of $226.5 million. We have not recorded any liability related to these guarantees.

On April 29, 2005 and July 30, 2004, NFC, through its wholly-owned subsidiary Navistar Financial Retail Receivables Corporation (“NFRRC”), legally sold $417.7 million and $325.0 million, respectively, of retail notes receivables to a bank conduit.  In order to match fund the fixed rate receivables with the variable rate debt of the conduit, the conduit entered into an interest rate swap agreement on the anticipated cash flows from the receivables.  NFC, as servicer, has indemnified the conduit for the impact any variance in those cash flows has on the swap settlements.  As of October 31, 2006, NFC has not been required to make any payment under the indemnification agreement.

Index

Contractual Obligations

The following table provides aggregate information about our outstanding contractual obligations and other long-term liabilities as of October 31 and includes asset-backed debt payable out of collections on the securitized receivables transferred to those entities. Such debt is the legal obligation of the consolidated subsidiary whereby there is no recourse to NFC (in millions):

Due in Fiscal	2007	2008-2009	2010-2011	After 2011	Total

Senior and subordinated debt (1)	$44.4	$395.6	$2,173.4	$2,162.3	$4,775.7
Operating leases	1.3	2.4	1.6	3.3	8.6
Interest (2)	244.0	472.4	274.4	258.2	1,249.0
Total	$289.7	$870.4	$2,449.4	$2,423.8	$6,033.3
(1) Principal only
(2)  Amounts represent estimated contractual interest payments on long-term debt and the effect of our interest rate swaps. Rates in effect as of October 31, 2006, are used for variable rate debt.

Results from Operations

Results from operations for the last three fiscal years were as follows (in millions):

	2006	2005	2004

Financing revenue	$289.4	$218.4	$193.6
Operating lease revenue	29.3	39.6	57.8
Securitization income	73.3	74.5	54.4
Cost of borrowing	204.9	144.3	111.0
Credit, collection and administrative expenses	47.5	45.3	40.7
Provision for credit losses	8.4	5.7	7.8
Depreciation on operating leases	22.1	29.7	42.4
Income before taxes	127.2	123.4	113.7
Income tax expense	47.0	44.2	39.2
Net Income	80.2	79.2	74.5
Other Financial Data:
Return on average equity	14.4%	16.8%	19.4%

Financing revenue includes interest revenue from retail notes, finance leases, wholesale notes and retail and wholesale accounts that are accounted for on-balance sheet. Financing revenue in 2006 was 32.5% higher than 2005, resulting from higher interest rates and increased note and lease originations. Financing revenue in 2005 was 12.8% higher than 2004, also reflecting higher interest rates being charged to customers and an increase in note and lease originations.

Operating lease revenue decreased by 26.0% and 31.5% in 2006 and 2005 respectively. This trend reflects the shift to a more attractive purchase financing environment for equipment users driven by better incentives, stronger used vehicle values, and better finance rates.

We also receive interest income from the Truck and Parts segments of International and corporate International relating to financing of wholesale notes, wholesale accounts, and retail accounts based upon contractual agreements. We receive interest income at agreed upon interest rates applied to the average outstanding balances less interest amounts paid by dealers on wholesale notes. Aggregate interest revenue provided by the Truck and Parts segments of International and corporate International was $130.9 million, $89.6 million, and $57.7 million in 2006, 2005, and 2004 respectively. Most interest revenue provided by the Truck and Parts segments is included in Securitization income and is being partially offset by the interest expense in Securitization income related to off-balance sheet debt.

Index

Securitization income represents all revenue components resulting from off balance sheet sales of receivables including: excess spread income; servicing fees; initial gain or loss at time of sale; investment income and fair value adjustments to retained interests. Securitization income marginally decreased by 1.5% in 2006 after increasing by 36.9% in 2005. In December of 2005, the $100 million Truck Engine Receivables Financing Company ("TERFCO") facility was paid off.  The activity for TERFCO is now reflected in the Retail and wholesale accounts interest as the receivables are no longer securitized. The marginal decrease in 2006 is a result of the payoff of TERFCO partially offset by an increase in wholesale activity. The increase in 2005 directly corresponds to the increase in the aggregate off balance sheet portfolio as securitization has become a more cost effective funding source. As used herein, “balance sheet” refers to the accompanying consolidated statements of financial condition.

Cost of borrowing primarily includes interest expense on debt financing. Cost of borrowing in 2006 was 42.0% higher than 2005, as LIBOR interest rates continued to rise throughout 2006. In 2006, NFC experienced increased funding requirements and wider debt spreads. Borrowing costs in 2005 were 30.0% greater than 2004, following the steady increase in interest rates experienced throughout 2005 that affected the rates charged on the debt we issued and slightly higher average funding needs. Our average interest rate on Senior and subordinated debt was 4.5%, 3.7%, and 2.8% in 2006, 2005, and 2004, respectively. The ratio of debt to equity was  8.0:1 and 7.7:1 as of October 31, 2006 and October 31, 2005, respectively.

Credit, collections and administrative expenses include costs relating to the management and servicing of receivables as well as general business expenses and wages. Such costs increased 4.9% from 2005 to 2006 as a result of increased headcount driven by the previously filed 2005 restatement, increased incentive accruals for 2006, and increased personal property tax provisions, partially offset by a relocation lease write-off from 2005 and a sales tax litigation settlement from the state of North Carolina. Costs increased 11.3% from 2004 to 2005 as a result of an increase in administrative employee headcount as well as the write-off for building relocation expenses incurred.

Provision for credit losses on receivables totaled $8.4 million in 2006, an increase of $2.7 million from the $5.7 million recognized in 2005.  Provision for credit losses on receivables in 2005 was $2.1 million lower than 2004. The increase in 2006 reflects an increase in the portfolio balances along with a slight increase in specific reserves for high-risk accounts. The decrease in 2005 reflects overall improvement in portfolio performance and improved values in the used truck markets.

The allocation of the Allowance for losses by receivable type is as follows at October 31 (in millions):

	2006	2005
Retail Notes and Finance Leases	$14.9	$13.2
Accounts	0.4	0.4
Total	$15.3	$13.6

NFC evaluates its Allowance for losses based on a pool method by asset type: retail notes and finance leases, and wholesale accounts.  The finance receivables in these pools are considered to be relatively homogenous.

NFC’s estimate of the required allowance is based on applying an estimated loss percentage to the finance receivables.  The estimated loss percentage is based on historical average annual losses as a percent of average finance receivable balances and an estimate of annual losses for the following year as a percent of the average receivable balances.

The current year estimate of losses is developed by reviewing past due balances, current repossession frequency, recovery percentages on recently repossessed vehicles and current economic conditions.  The qualitative conditions include, but are not limited to, diesel fuel price changes, freight tonnage and freight carrier profitability.

Index

In addition, when NFC identifies significant customers at probable risk of default, it segregates those customers’ receivables from the pools and separately evaluates the estimated losses based on the market value of the collateral and specific terms of the receivable contracts.  NFC uses its experience in remarketing transportation equipment to estimate market values.

Depreciation on operating leases decreased by 25.6% and 30.0% in 2006 and 2005 respectively.  This trend reflects the shift from operating leases to a more attractive purchase financing environment for equipment users driven by better finance rates, incentives and stronger used vehicle values. Operating lease terminations decreased in 2006 to $69.1 million from $119.8 million and increased in 2005 from $98.6 million.

Income tax expense includes federal and state income taxes. Our effective tax rate was 37.0% in 2006, as compared to 35.8% for 2005 and 34.5% for 2004. The increase in effective tax rate from 2005 resulted primarily from an increase in state taxes.

Return on average equity decreased in 2006 to 14.4% despite an increase in net income resulting from increased financing revenue partially offset by a higher cost of borrowing. The impact of the growth in retained earnings was disproportionately higher than the growth in net income. Return on average equity decreased in 2005 to 16.8% as a result of disproportionate growth in retained earnings over net income.

Financing Environment

Financing Volume and Finance Market Share

NFC’s net retail note and finance lease originations/purchases were $1.6 billion in fiscal 2006, $1.6 billion in fiscal 2005 and $1.4 billion in fiscal 2004.  NFC provided 12.1% of retail and lease financing for the new International trucks sold in the U.S. for the year ended October 31, 2006, compared to 15.1% at October 31, 2005 and 15.7% at October 31, 2004.  NFC experienced a decrease in market share as a result of International increasing its direct sales while NFC’s originations remained flat from 2005 to 2006.

NFC provided 94.7% of the wholesale financing of new trucks sold to International’s dealers in fiscal 2006, 96.2% in 2005 and 95.4% in 2004. Wholesale note originations were $6.3 billion in fiscal 2006, $5.3 billion in fiscal 2005 and $4.3 billion in fiscal 2004.

Serviced wholesale note balances, including the portion from affiliates, were $1.9 billion, $1.5 billion and $1.3 billion as of October 31, 2006, 2005 and 2004, respectively.  These increases reflect International’s higher sales to its dealers in the United States.

Funds Management

We have traditionally obtained the funds to provide financing to International's dealers and retail customers from the financing of receivables in securitization transactions, short and long-term bank borrowings, and medium and long-term debt.  Given our debt ratings and the overall quality of our receivables, the financing of receivables in securitizations has been the most economical source of funding.

Index

Credit Ratings

NFC’s credit ratings as of October 31, 2006, were as follows:
	Fitch	Standard and Poor’s
Senior unsecured debt	BB-	BB-

Outlook as of October 31, 2006	Negative	Negative

In July 2006, Moody’s withdrew its credit rating for both Navistar and NFC.  In January 2006, Standard and Poor’s changed its outlook to Negative from Stable.  These actions have caused current borrowing rates to be higher.

Index

Funding Facilities

We finance receivables through securitizations through the asset-backed public market and private placement sales. NFC, through these securitizations, despite a rising rate market, has been able to fund its operating needs at rates which are more economical than those available to NFC in the public unsecured bond market. We finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement.   In a typical securitization transaction, NFC transfers a pool of finance receivables to a special purpose entity (“SPE”).  The SPE then transfers the receivables to a bankruptcy remote, legally isolated entity, generally a trust, in exchange for proceeds from interest bearing securities.  The securities issued by the trust are secured by future collections on the receivables sold to the trust. These transactions are considered sales from a legal standpoint but are subject to the provisions of SFAS No. 140 as to accounting treatment.  When we finance receivables we use various wholly-owned special purpose subsidiaries depending on the assets being sold.   Navistar Financial Security Corporation (“NFSC”) finances wholesale notes, NFRRC finances retail notes and finance leases, International Truck Leasing Corporation (“ITLC”) finances operating leases and some terminal residual clause leases, and Truck Retail Accounts Corporation (“TRAC”) finances retail accounts.  NFC uses Truck Retail Instalment Paper Corporation (“TRIP”) to temporarily fund retail notes and retail finance leases.

We securitized $1.6 billion and $1.9 billion of retail notes and finance leases during fiscal 2006 and 2005, respectively, through on-balance sheet securitization arrangements.   As a general rule, NFC enters into interest rate swap agreements in connection with a sale of retail note receivables.   On a consolidated basis, NFC effectively fixes the rate on a portion of its variable rate debt based upon a contractual amortization schedule. Our shelf registration expired March 31, 2006, without any further issuances pursuant to it since October 31, 2005.

NFC sells wholesale notes through NFSC, which has in place a revolving wholesale note trust that provides for the funding of eligible wholesale notes. As of October 31, 2006 and 2005, the trust owned $1.7 billion and $1.4 billion, respectively, of wholesale notes and marketable securities. Components of the wholesale note trust funding certificates as of October 31, 2006, were a $200.0 million tranche of investor certificates maturing in July 2008, two $212.0 million tranches of investor certificates and notes expected to mature equally on May 25, 2007, and February 25, 2010, variable funding certificates (“VFC”) with a maximum capacity of $800.0 million expected to mature May 1, 2007.  Components of the wholesale note trust funding certificates as of October 31, 2005 were a $200.0 million tranche of investor certificates maturing in July 2008, three $212.0 million tranches of investor certificates and notes expected to mature equally on June 26, 2006, May 25, 2007, and February 25, 2010, variable funding certificates with a maximum capacity of $400.0 million expected to mature December 26, 2005.  NFSC seller’s subordinated interest was $293.5 million as of October 31, 2006, and $202.2 million as of October 31, 2005.  On June 26, 2006, the wholesale note trust paid off $212.0 million of the investor certificates and on May 25, 2007 paid off $212.0 million of the investor notes.  In December 2005, the VFC was extended to March 2006, and in March 2006, it was further extended to May 2006.  In May 2006, the VFC was increased from $400.0 million to $600.0 million, then to $800.0 million in October 2006. In January 2007, the expiration date was extended from May 2007 to January 2008. In December 2007, the VFC expiration date was extended again from January 2008 to November 2008.

Index

During the second quarter of 2004, our wholly-owned subsidiary, TRAC, obtained off-balance sheet financing for its retail accounts with a bank conduit that provides for the funding of up to $100.0 million of eligible retail accounts.  The sales of retail accounts receivable through TRAC constitute sales under SFAS No. 140, and therefore sold accounts are removed from NFC’s balance sheets and the related debt is not reflected as liabilities.  The revolving retail account facility expired in August 2006, and was renewed and amended with an expiration date of August 8, 2008.  As of October 31, 2006, this facility was fully utilized.

Truck Engine Receivables Financing Company, ("TERFCO"), our wholly-owned subsidiary, had in place a trust to provide funding of $100.0 million of unsecured trade receivables generated by the sale of diesel engines and engine service parts from International to Ford Motor Company.  The sale of unsecured trade receivables under SFAS No. 140 constitutes a sale and the sold receivables and related debt are removed from NFC’s balance sheet.  On December 15, 2005, the trust terminated and final distribution was made to the noteholders of the trust.

In June 2005, TRIP, a special purpose, wholly-owned subsidiary of NFC, issued new $500.0 million  Series 2005-1 Notes to replace the Series 2000-1 Notes that otherwise would have expired in October 2005.  The new notes mature in June 2010 and are subject to optional early redemption in full without penalty or premium upon satisfaction of certain terms and conditions on any date on or after April 15, 2010.  NFC uses TRIP to temporarily fund retail notes and retail leases, other than operating leases.  This facility is used primarily during the periods prior to a securitization of retail notes and finance leases. NFC retains a repurchase option against the retail notes and leases sold into TRIP; therefore, TRIP’s assets and liabilities are considered on-balance sheet and are included in our consolidated statements of financial condition. As of October 31, 2006, NFC had $147.7 million in retail notes and finance leases, net of unearned income, in TRIP.  Restricted cash and cash equivalents of $387.3 million were held in TRIP as of October 31, 2006.

ITLC, our wholly-owned subsidiary, was established to provide for the funding of certain leases.  During fiscal 2006, ITLC received proceeds of $54.1 million in the form of on-balance sheet collateralized borrowings. As of October 31, 2006, the balance of ITLC’s collateralized borrowings secured by operating leases was $92.3 million.

On July 1, 2005, NFC entered into a Revolving Credit Agreement (“the Agreement”).  The new contractually committed credit facility has two primary components, a term loan ($400.0 million), and a revolving bank loan ($800.0 million). The latter has a Mexican sub-revolver ($100.0 million), which may be used by Navistar’s three Mexican subsidiaries.  The entire credit facility matures on July 1, 2010, however, the term loan is to be repaid in 19 consecutive quarterly amounts of $1.0 million and a final payment of $381.0 million on July 1, 2010.  The first quarterly payment was paid on October 31, 2005.  As of October 31, 2006, NFC utilized $1.1 billion of the total credit facility; $81.0 million was utilized by Navistar's Mexican finance subsidiaries. On March 28, 2007, NFC entered into a First Amendment to the Agreement increasing the term loan component by $220.0 million.  This amendment increased the maximum permitted consolidated leverage ratio (excluding qualified securitization transactions and warehousing debt) from 6:1 to 7:1 through November 1, 2007, and from 6:1 to 6.5:1 for the period from November 1, 2007 through April 30, 2008.  After April 30, 2008, the ratio returns to 6:1 for all periods thereafter.

Certain affirmative covenants under the Agreement required that NFC file its Annual Report on Form 10-K for the period ended October 31, 2005 by January 31, 2006.  On January 17, 2006, NFC received a waiver of the existing defaults under the Agreement through May 31, 2006, including potential future defaults for failure to provide financial statements to the lenders.  This waiver permitted NFC to incur additional borrowings under the Agreement through May 31, 2006, provided no other un-waived defaults occurred.  On March 2, 2006, NFC received a Second Waiver and Consent through January 31, 2007, which extended the previous waiver covering a default or event of default created by NFC’s and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, when NFC and Navistar failed to file its 2005 Annual Report on Form 10-K with the Securities and Exchange

Index

Commission, and further waived a default, if any, created by the right of the holders of our long-term debt to accelerate payment of such debt because of the late filing of required SEC reports.  In November 2006, NFC received a Third Waiver and Consent, which extended through October 31, 2007, and expanded the previous waivers which waive any default or event of default that would result solely from NFC and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, with respect to their Annual Reports on Form 10-K for 2005 and 2006 and their quarterly reports on Form 10-Q for the periods from November 1, 2005, through July 31, 2007. On October 23, 2007, NFC received a Second Amendment and a Fourth Waiver.  The waiver extended through December 31, 2007, and expanded the previous waivers which waive any default or event of default that would result solely from NFC’s and Navistar’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, with respect to their Annual Reports on Form 10-K for 2005, 2006 and 2007 and their quarterly reports on Form 10-Q for the periods from November 1, 2005, through July 31, 2007.  During the period from November 1, 2007 until the waiver terminates, the interest rate on certain loans under the Agreement shall be increased by 0.25%. In December 2007, NFC entered into a Fifth Waiver to the Agreement expanding the scope of certain default conditions covered by the waiver therein , which expires at the earlier of  November 30, 2008, or the date on which NIC and NFC each shall have timely filed a Form 10-K or Form 10-Q with the SEC.

Several publicly funded retail and wholesale securitizations transactions, including TRIP, have similar covenants to the private transaction which requires us to provide financial statements.   If the investors substantiate that our failure is material, we could be replaced as servicer resulting in the loss of a portion of servicing revenue of approximately $10.0 million annually.  We are in regular contact with the trustees on the public deals and do not believe the investors will attempt to substantiate that the lack of the servicer report reported on by our independent accountants or our delayed filing of the Form 10-K constitutes a material impact on them.  We are not aware of any investor attempting to make such a claim since our first announcement of the delay in January 2006. We do not believe loss of servicing or accelerated amortization would have a material  impact on us. Similar to the waivers obtained on the Agreement, we have obtained waivers for the private retail transactions and the private portion of the wholesale note transaction. These waivers are similar in scope to those of the Agreement and expire on or about November 30, 2008, or the date on which NIC and NFC each shall have timely filed a Form 10-K or Form 10-Q with the SEC.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP in the United States. In connection with the preparation of our consolidated financial statements, we use estimates and make judgments and assumptions about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. Our assumptions, estimates and judgments are based on historical experience, current trends and other factors we believe are relevant at the time we prepared our consolidated financial statements.

Our significant accounting policies are discussed in Note 1, Summary of Accounting Policies, to our accompanying consolidated financial statements. We believe that the following policies are the most critical in fully understanding and evaluating our reported results as they require us to make difficult, subjective and complex judgments.  In determining whether an estimate is critical we consider if:

•	the nature of the estimates or assumptions contains levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and
•	the impact of the estimates and assumptions on financial condition or operating performance is material.

We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

Index

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Allowance for Losses
The allowance for losses is our estimate of losses incurred in our finance receivable portfolio. The portfolio consists of retail notes, finance leases, wholesale notes and accounts. The allowance is established through a charge to provision for losses. It is evaluated based on a pool method by type of receivable, primarily using historical and current net loss experience in conjunction with current portfolio trends in delinquencies and repossession frequency for each receivable type. Specific allowances are made for significant impaired receivables.

We exercise significant judgment about the timing, frequency and severity of losses and the impact of general economic conditions and current delinquency and repossession frequency. We evaluate the adequacy of the allowance for losses considering several risk factors for each type of receivable.  For retail notes, finance leases and retail accounts, the primary risk factors are the general economy, fuel prices, type of freight being hauled, length of freight movements, number of competitors our customers have in their lane of service, how extensively our customers use independent operators and the number and profitability of owner operators. To the extent that our judgments about these risk factors and conditions are not accurate, an adjustment to our allowance for losses may materially impact our results of operations, financial condition or cash flows.

If we were to adjust the estimated weighted average loss rate of 0.41% using the upper and lower limit of estimated weighted average loss percentages used by the company from 2002 through 2006, the required allowance would increase from $15.3 million to $24.6 million, and decrease to $15.1 million, respectively.

Amounts Due from Sales of Receivables (Including Fair Value Calculations)
Some of our securitization transactions qualify as sales under SFAS No. 140. Gains or losses on sales of receivables are credited or charged to securitization income in the periods in which the sales occur. Amounts due from sales of receivables, also known as retained interests, which include interest-only receivables, cash reserve accounts and subordinated certificates, are recorded at fair value. The accretion of the discount related to the retained interests is recognized on an effective yield basis.

We estimate the payment speed for the receivables sold, the discount rate used to determine the present value of future cash flows, and the anticipated net losses on the receivables to calculate the gain or loss. The method for calculating the gain or loss aggregates the receivables into a homogeneous pool. Cash flow estimates are made for each securitization transaction which are based upon historical and current experience, anticipated future portfolio performance, market-based discount rates and other factors.  In addition, we estimate the fair value of the retained interests on a quarterly basis and record the changes in operations.

The primary assumption used to estimate retained interests in sold receivables is the discount rate. An immediate adverse change in the discount rate used to estimate retained interests of 10% as of October 31, 2006 would result in a decrease in pre-tax income of $4.1 million for the year ended October 31, 2006.

Net Investment in Operating Leases
We have investments in trucks, tractors and trailers that are leased to customers under operating lease agreements.   These vehicles are depreciated on a straight-line basis over the term of the lease in an amount necessary to reduce the leased asset to its estimated residual value at the end of the lease term.

The residual values of the equipment represent estimates of the values of the assets at the end of the lease contracts and are initially recorded based on estimates of future market values.  Realization of the residual values is dependent on our future ability to market the vehicles under then prevailing conditions. We review residual values periodically to determine that recorded amounts are appropriate and the equipment on operating lease assets has not been impaired.

Our estimated residual values impact the timing and amount of depreciation expense. An adverse change in the aggregate estimated residual value of equipment under operating leases of 5% as of October 31, 2006 would result in a cumulative decrease in pre-tax income of $3.0 million over the useful life of the equipment.

Pension and Other Postretirement Benefits
We provide pension and postretirement benefits to a substantial portion of our employees. Accounting for these benefits requires the use of our estimates and assumptions as well as third party actuarial data.
The primary assumptions include factors such as discount rates, healthcare cost trend rates, inflation, expected return on plan assets, retirement rates, mortality rates and other factors.
As of October 31, 2006, an increase in the discount rate of 1.0%, assuming inflation remains unchanged, would result in a decrease of $2.9 million in the pension obligations and a decrease of $0.2 million in the net periodic benefit cost. A decrease of 1% in the discount rate of the other postretirement benefit plans would result in an increase in other postretirement obligations of $2.5 million and an increase of $0.2 million in the net periodic benefit cost.   The calculation of the expected return on plan assets is described in Note 9, Post retirement benefits, to the accompanying consolidated financial statements.  The expected return on assets was 9.0% for 2006, 2005, 2004.  The expected   return  on  assets  is  a  long-term  assumption  whose accuracy  can  only  be measured  over a long  time period based upon past experience.

Income Taxes
We account for income taxes using the asset and liability method. Tax laws require certain items to be reported in tax filings at different times than the items are recognized in the consolidated financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred income taxes represent the future consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred income taxes are adjusted for enacted changes in tax laws in the period such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Realization is dependent on generating sufficient future taxable income; changes in estimates of future taxable income could affect future evaluations.  Income tax is computed under a tax sharing agreement between us and our parent as if we were a separate taxpayer, as are tax payments and realization of tax assets.

Contingent tax liabilities must be accounted for separately from deferred tax assets and liabilities; an accrual is recorded when we believe it is probable that a liability has been incurred for taxes and related interest and penalties, if any. It must be probable that a contingent tax benefit will be sustained before the contingent benefit is recognized for financial reporting.

The ultimate recovery of certain of our deferred tax assets is dependent upon the amount and timing of future taxable income and other factors such as the taxing jurisdiction in which the asset is to be recovered.  A high degree of judgment is required to determine if and the extent that valuation allowances should be recorded against deferred tax assets. We have provided valuation allowances at October 31, 2006, and October 31, 2005 aggregating ($0.8) and ($0.7) million, respectively, for state deferred tax assets based upon our current assessment of factors described above.

Contingent tax liabilities are based upon our assessment of the likelihood that we have incurred a liability. Such liabilities are reviewed based upon recent updates in tax laws and regulations including recent judicial rulings. As of October
31, 2006, we recorded a contingent tax liability of $6.7 million.

Although we believe that our approach to estimates and judgments as discussed herein is reasonable, actual results could differ and we may be exposed to increases or decreases in income tax expense that could be material.

Index

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Adoption of SFAS No. 160 will not have an impact on our consolidated financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(Revised) Business Combination; this Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. Statement 141 did not define the acquirer, although it included guidance on identifying the acquirer, as does this Statement. The new guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.  Adoption of SFAS No. 141(Revised) will not have an impact on our consolidated financial condition, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. The new standard also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of a company’s choice to use fair value on its earnings. The new Statement also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 107, Disclosure about Fair Value of Financial Instruments, and SFAS No. 157, Fair Value Measurements.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, which would be fiscal 2009 for us. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. We have not yet commenced evaluating the potential impact, if any, of the adoption of SFAS No. 159 on our consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires a company that sponsors one or more single-employer defined benefit pension and other postretirement benefit plans (benefit plans) to recognize in its balance sheet the funded status of a benefit plan, which is the difference between the fair value of plan assets and the benefit obligation, as a net asset or liability, with an off-setting adjustment to accumulated other comprehensive income in shareholders’ equity. SFAS No. 158 requires additional financial statement disclosure regarding certain effects on net periodic benefit cost. SFAS No. 158 requires prospective application and the recognition and disclosure requirements are effective for fiscal years ending after December 15, 2006, our fiscal 2007. We adopted the provisions of SFAS No. 158 in fiscal 2007.  Based on the funded status of our pension and postretirement plans as of October 31, 2005, we believe the adoption of SFAS No. 158 would increase our postretirement benefits liability by $8.7 million, decrease Total assets by $7.0 million and decrease Shareowner’s equity by $9.9 million (net of tax $5.8 million).

In addition, SFAS No. 158 requires that a company measures defined benefit plan assets and obligations at its year-end balance sheet date. We currently use our year-end balance sheet date as our measurement date, and as a result, that new requirement does not affect us.

Index

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, our fiscal 2009 and for interim periods within those fiscal years. We are currently evaluating if adoption of SFAS No. 157 will have an impact on our consolidated financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which changes the accounting for all loan servicing rights which are recorded as the result of selling a loan where the seller undertakes an obligation to service the loan, usually in exchange for compensation. The Statement amends current accounting guidance by permitting the servicing right to be recorded initially at fair value and also permits the subsequent reporting of these assets at fair value. SFAS No. 156 is effective as of the beginning of a company’s first fiscal year that begins after September 15, 2006. We adopted SFAS No. 156 on November 1, 2006, and it did not have a material effect on our financial condition, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments.  The Statement provides companies with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No.133, Accounting for Derivatives and Hedging Activities. SFAS No. 155 allows a company to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings.  The Statement also (1) clarifies which interest-only strips and principal-only strips are not subject to SFAS No. 133; (2) establishes a requirement for holders of securitized financial assets to evaluate whether the interest is a freestanding derivative or a hybrid financial instrument that contains an embedded derivative requiring bifurcation; (3) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (4) eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  The Statement is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of a company's first fiscal year that begins after September 15, 2006.  We adopted SFAS No. 155 on November 1, 2006, and it did not have a material effect on our financial condition, results of operations or cash flows.

In May 2005, the FASB issued SFAS No.154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No.154 applies to all voluntary changes in accounting principle, and it applies to changes required by a new accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The new standard requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. In addition, SFAS No. 154 requires that we account for a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets as a change in accounting estimate that is affected by a change in accounting principle. APB Opinion No. 20 previously required that we report such a change as a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. We adopted this Statement in fiscal 2007 and will apply its guidance for any changes in accounting principle, changes in accounting estimate and a correction of an error in previously issued financial statements.  However, because of the prior restatement of our financial statements for 2003, 2004 and the first three quarters of 2005, we believe the adoption of SFAS No. 154 should not have a material impact on our consolidated financial condition, results of operation or cash flows.

Index

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which is effective for fiscal years beginning after December 15, 2006, our fiscal 2008. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB Interpretation No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted the provisions of FASB Interpretation No. 48 effective November 1, 2007, and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

In December 2007, the Staff of the SEC issued SAB No. 110, Share-Based Payment. SAB No.110 expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107, in developing an estimate of expected term of "plain vanilla" share options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. SAB No. 110 is effective January 1, 2008 and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

In November 2007, the Staff of the SEC issued SAB No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 provides guidance on the consideration of expected net future cash flows related to the servicing of written loan commitments that are accounted for at fair value. SAB No. 109 is effective for the first fiscal quarter beginning after December 15, 2007. We adopted SAB No. 109 as of February 1, 2008, and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

In September 2006, the Staff of the SEC issued SAB No. 108, Considering the Effects of Prior-Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted SAB No. 108 as of October 31, 2007 and the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

We have determined that all other recently issued accounting pronouncements do not apply to our operations or will not have a material impact on our consolidated financial condition, results of operations or cash flows.